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                                                               EXHIBIT 10

This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 19, 2002, is entered into between 3M Company, a corporation incorporated under the laws of Delaware, with its corporate headquarters in St. Paul, Minnesota (the "Company") and Richard F. Ziegler ("Executive").

	WHEREAS, the Company desires to employ Executive to serve as its Senior Vice President, Legal Affairs and General Counsel upon the terms and conditions set forth herein, and Executive wishes to accept employment with the Company upon such terms and conditions;

	NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1.	TERM OF AGREEMENT.
(a) Employment Period. Subject to the termination provisions of this Agreement, the term of Executive's employment under this Agreement (the "Employment Period") will begin on January 1, 2003 (the "Commencement Date") and end on the third anniversary of such Commencement Date. Except as provided in this Agreement, if Executive remains employed by the Company following the expiration of the Employment Period, his employment will be governed by the same terms and conditions applicable to similar executives of the Company and will not be governed by any provision of this Agreement.

(b) Survival. Upon the expiration or termination of this Agreement for any reason, the provisions of this Agreement that by their terms survive such expiration or termination shall continue in effect and will bind each of the parties according to the terms thereof. Such provisions include, without limitation, Sections 1, 4, 5, 7, 8, 9 and 10 hereof.

2.	DUTIES.  The Company shall employ Executive during the Employment Period as its Senior Vice President, Legal Affairs and General Counsel. His primary work site shall be the Company's corporate headquarters in St. Paul, Minnesota. During the Employment Period, excluding any periods of short-term disability, vacation or sick leave to which he is entitled, Executive shall perform the duties of such positions and such other duties as may be assigned to him by the Chief Executive Officer of the Company (the "Chief Executive Officer"). In performing such duties, Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. As part of performing such duties, Executive shall comply with all applicable policies generally in effect for employees and senior executives of the Company.

3.	CURRENT COMPENSATION.
(a) Base Salary. The Company shall pay Executive in accordance with the normal payroll practices of the Company (but not less frequently than monthly) an annual salary at a rate of $600,000 per year ("Base Salary") beginning on the Commencement Date.

(b) Profit Sharing. In addition to the Base Salary described in paragraph (a) above, the Company shall pay to Executive additional variable compensation pursuant to the Company's Executive Profit Sharing Plan. The amount of such additional variable compensation will depend on the future performance of the Company, as defined in such Plan, and is not guaranteed. Subject to the foregoing, the number of plan shares initially assigned to Executive shall be sufficient to produce annual planned compensation of $400,000. The Company shall pay such profit sharing to Executive in the form of cash, restricted shares of common stock of the Company ("Common Shares") or a combination thereof as determined by the Committee at such times and in such manner as is



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consistent with the treatment of other senior executives of the Company and with the provisions of such Executive Profit Sharing Plan. If Executive's employment with the Company ends on a date other than the end of a calendar quarter, he shall receive a prorated amount of such profit sharing for the calendar quarter in which his employment ends in the same manner as is consistent with the treatment of other senior executives of the Company and with the provisions of such Executive Profit Sharing Plan.

(c) Adjustments. During the Employment Period, Executive's annual planned cash compensation (consisting of the Base Salary described in paragraph (a) above and the profit sharing described in paragraph (b) above) shall be reviewed at least annually and may be increased from time to time as determined by the Compensation Committee of the Company's Board of Directors (the "Committee").

4.	SIGNING GRANTS.
(a) Cash Bonus. The Committee has granted to Executive, effective as of the Commencement Date, a cash signing bonus (the "Cash Bonus") in the amount of $850,000. The Cash Bonus will be payable in equal installments of one-third on the Commencement Date and each of the first 2 anniversaries of the Commencement Date, so long as Executive remains continuously employed by the Company. However, any unpaid balance of the Cash Bonus will become payable in full immediately upon a Change in Control, the death of the Executive, termination of his employment due to Disability, termination without Cause or termination for Good Reason. Any unpaid balance of the Cash Bonus shall automatically be forfeited immediately upon a termination for Cause.

(b) Restricted Stock. The Committee has granted to Executive, effective as of the Commencement Date, 6,000 restricted Common Shares (the "Restricted Shares"). The Restricted Shares will vest in increments of one-third on each of the third, fifth and seventh anniversaries of the Commencement Date, so long as Executive remains continuously employed by the Company. However, the Restricted Shares will vest immediately upon a Change in Control, the death of the Executive or termination of his employment due to Disability. In addition, the vesting percentage of the Restricted Shares will be increased by 33-1/3% upon a termination without Cause or a termination for Good Reason. If the Company terminates Executive's employment for Cause or if Executive terminates his employment (other than by reason of death, Disability or Good Reason) prior to vesting in all the Restricted Shares, the Shares which are not vested shall be automatically forfeited on the date of termination unless the Committee in its sole discretion elects to vest all or any portion of the unvested Shares. In all other respects, the Restricted Shares shall be subject to and governed by the terms of the Company's 2002 Management Stock Ownership Program.

(c) Definition. For purposes of this Section 4, the term "Change in Control" means any of the following events:

(i)	any person (as such term is used in Rule 13d-5 under the Securities
Exchange Act of 1934) or group (as such term is defined in sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934), other than a subsidiary or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 20% or more of the common shares or of securities of the Company that are entitled to vote generally in the election of directors of the Company ("Voting Securities") representing 20% or more of the combined voting power of all Voting Securities of the Company;

(ii)	individuals who, as of the Commencement Date, constitute the Board of
Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least 50% of the members of such Board; provided that any individual who becomes a Director of the Company after the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a majority of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the Directors of the Company (as such terms are used in rule 14a-11 under the Securities Exchange Act of 1934), "tender offer" (as such term is used in section 14(d) of the Securities Exchange Act of 1934) or a proposed Merger (as defined below)) shall be deemed to be an Incumbent Director; or

(iii)	approval by the shareholders of the Company of either of the following:
(A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a "Merger") as a result of which the individuals and entities who were the respective beneficial owners of common shares and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the common shares and the combined voting power of the Voting Securities of the



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corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company, other than such a sale or disposition to an entity which is, directly or indirectly more than 50% owned by the Company or an entity of which the individuals and entities who were the respective beneficial owners of common shares and Voting Securities of the Company immediately before such sale or other disposition beneficially owned immediately after such sale or other disposition directly or indirectly more than 50% of, respectively, the common shares and the combined voting power of the Voting Securities of the corporation to which such sale or other disposition was made.

Notwithstanding the foregoing, there shall not be a Change in Control for purposes of this Agreement if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

5.	STOCK OPTIONS.  In May 2003 the Committee shall grant Executive an option (the "2003 Option") to purchase a minimum of 23,000 Common Shares at an exercise price equal to the fair market value of a Common Share on the date of grant. The 2003 Option will have a term of 10 years from the date of grant, and will become exercisable on the first anniversary of the date of grant. However, the 2003 Option will become exercisable in full immediately upon and may be exercised up to two years following the death of the Executive, termination of his employment due to Disability, termination without Cause or termination for Good Reason. In addition, any portion of the 2003 Option that has already become exercisable by the date of termination may be exercised up to 90 days following a termination by the Executive without Good Reason. In no event, however, shall the 2003 Option be exercisable after the expiration of its 10-year term. The 2003 Option shall automatically expire immediately upon a termination for Cause. In all other respects, the 2003 Option shall be subject to and governed by the terms of the Management Stock Ownership Program in effect on the date of grant. The Committee shall in its sole discretion consider Executive for possible future grants of stock options in accordance with the provisions of the Management Stock Ownership Program in effect at such time.

6.	PERFORMANCE UNITS.   In February 2003 the Committee shall grant
Executive units under the Company's Performance Unit Plan with a par value equal to $288,000 (the "Initial Performance Units"). These Initial Performance Units will have a 3-year performance period beginning January 1, 2003 and ending December 31, 2005. The ultimate value of the Initial Performance Units will depend on the performance of the Company during the performance period, and is not guaranteed. The Initial Performance Units will vest at the end of the 3-year performance period, so long as Executive remains continuously employed by the Company. However, the Initial Performance Units will vest immediately upon the Executive's death, termination of his employment due to Disability, termination without Cause or a termination for Good Reason prior to the end of the 3-year performance period; provided that in such event, the value of such Units will be limited to their par value multiplied by the ratio of the days the Executive was employed by the Company to the total number of days from the Commencement Date through December 31, 2005. The Committee shall in its sole discretion consider Executive for possible future grants of performance units in accordance with the provisions of the Performance Unit Plan in effect at such time.

7.	OTHER BENEFITS.
(a) Retiree Medical Benefits. The Company shall establish an opening account balance for Executive under its retiree medical program equal to 39,000 retiree medical credits. In recognition of such opening account balance, Executive will be eligible to earn additional retiree medical credits under such program only for up to an additional nine years of employment with the Company.



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(b) Vacation.  During his employment, Executive shall be entitled to earn and receive paid vacation benefits in accordance with the Company's vacation plan applicable to other senior executives of the Company; provided that in no event shall Executive earn less than five weeks of vacation benefits per year.

(c) Gross Up for Excise Taxes. In the event that any payment made to Executive pursuant to this Agreement or otherwise is finally determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 or any similar tax payable under any federal, state or local law, then the Company shall pay Executive an additional amount sufficient to fully satisfy such excise tax and any additional federal, state and local income taxes payable on the additional amount.

(d) Relocation Expenses. To the extent not inconsistent with applicable laws, the Company will reimburse Executive for the reasonable expenses of relocating his primary residence to the Minneapolis-St. Paul area in accordance with the Company's relocation policy applicable to senior executives. This will include assistance with the sale of Executive's principal residence (without regard to the policy's current $500,000 value limit), reimbursement for temporary living expenses for up to six months following the Commencement Date, and reimbursement of the travel expenses for a reasonable number of trips between Executive's current principal residence and St. Paul by Executive and members of his immediate family.

(e) Life Insurance. In lieu of participation in the 3M Senior Executive Split Dollar Plan, 3M shall purchase term life insurance on the life of Executive with coverage equal to three times the amount of his annual Base Salary and planned profit sharing, subject to any conditions required by the insurer selected by 3M (such as providing satisfactory evidence of good health). If and when 3M replaces such Plan with another life insurance arrangement for its senior executives, 3M may replace the term life insurance coverage described in this Section 7 with coverage under such new arrangement that is similar to the coverage provided to other similarly-situated senior executives.

(f) Other Benefits. Executive shall be eligible to receive the other benefits and perquisites made available to similarly situated executives of the Company, in accordance with the provisions of the applicable benefit plans and policies.

(g) Retirement. In accordance with the provisions of the Company's Employee Retirement Income Plan, Executive shall be eligible to retire from employment with the Company after five years of employment and receive all of the retirement-related benefits and privileges (including the right to exercise stock options granted under the Management Stock Ownership Program during the balance of the original term thereof) available to other similarly-situated senior executives of the Company.

8.	SUPPLEMENTAL RETIREMENT BENEFIT.
(a) Amount. The Company will pay Executive additional pension benefits (the "Supplemental Retirement Benefit") to supplement the pension benefits he will be entitled to receive under the Company's pension plans. The formula for this Supplemental Retirement Benefit, which is expressed in the form of an annuity payable monthly over his lifetime beginning when he attains age 62, shall be:

One-twelfth of 45% of his highest average (4 years) annual earnings (base salary plus profit sharing), multiplied by the following fraction, where the numerator is the number of years (or portions thereof) Executive has been employed by the Company (up to 9) and the denominator is 9, minus

(ii)	the sum of the pension benefits Executive is actually receiving or is entitled to receive under the Company's qualified and nonqualified defined benefit pension plans, in each case after converting the benefits paid or payable under such plans to an Actuarially Equivalent annuity payable for his lifetime commencing at his age 62.



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Once Executive has completed two years of continuous employment with the
Company, the sum of the amount determined under the above formula and the pension benefits paid or payable monthly under the Company's pension plans shall not be less than one-twelfth of $300,000.

(b) Vesting. Executive will become fully vested in the Supplemental Retirement Benefit after he has completed five years of continuous employment with the Company. However, the Supplemental Retirement Benefit will vest immediately upon Executive's death, termination of his employment due to Disability, a termination without Cause or a termination for Good Reason. If Executive's employment terminates for any other reason prior to his completion of five years of continuous employment with the Company, he will forfeit and will not receive any portion of the Supplemental Retirement Benefit other than the $300,000 minimum benefit described in the last sentence of paragraph (a) above (which he shall receive only if he has completed at least two years of continuous employment with the Company).

(c) Payment. Payment of the Supplemental Retirement Benefit shall begin at the same time as and shall be made in the same form as Executive receives payment of his monthly benefits from the Company's pension plans; provided, however, that the amount of such monthly Benefit payments shall be Actuarially Adjusted in the event payment begins before Executive has attained age 62 or payment is made in a form other than an annuity payable over his lifetime. In the event Executive will not receive any benefits under the Company's pension plans (due to his death or termination of employment prior to vesting in such benefits), the Company shall pay the Actuarial Equivalent of such Supplemental Retirement Benefit in a single lump sum payment promptly following such event, or in such other form available for the payment of benefits under the Company's pension plans as Executive may elect prior to the date that his Supplemental Retirement Benefit vests hereunder. For purposes of the Supplemental Retirement Benefit, the terms "Actuarially Equivalent" or "Actuarially Adjusted" shall mean making one benefit of equivalent value to another benefit using the interest rate and mortality assumptions then in effect under the Company's pension plans; provided, however, that in no event shall this paragraph's language requiring that such Supplemental Retirement Benefit payments be "Actuarially Adjusted" or "Actuarially Equivalent" result in the payment of less than $300,000 of combined annual pension benefits to Executive under this Agreement's Supplemental Retirement Benefit provisions and the Company's pension plans once Executive has completed the two years of continuous employment with the Company required in paragraph (a) above. If Executive dies prior to retiring or otherwise terminating his employment with the Company, his surviving spouse (if any) shall be entitled to receive payment of that portion of the Supplemental Retirement Benefit earned prior to his date of death she would have received if Executive's employment had terminated due to Disability on the day immediately preceding his date of death and he had elected to receive payment of his Supplemental Retirement Benefit in the form of an Actuarially Equivalent 50% joint and survivor annuity. Payments of the Supplemental Retirement Benefit will be made from the Company's general assets, and not from any trust funding the Company's pension plans.

9. 	TERMINATION BENEFITS.
(a) Termination without Cause or for Good Reason. The Company may terminate Executive's employment without Cause or Executive may terminate his employment for Good Reason. In such event, the Company shall pay to Executive promptly after the date of termination a lump sum cash amount equal to (a) two times his then current annual Base Salary and annual planned profit sharing if such termination occurs during the first three years following the Commencement Date, or (b) one times his then current annual Base Salary and annual planned profit sharing if such termination occurs more than three but no more than ten years following the Commencement Date. Executive's right to the payment described in the preceding sentence will be contingent upon his execution of a general release of all claims against the Company, in a form mutually acceptable to Executive and the Company. In addition to the foregoing payment, Executive shall also be entitled to receive the other benefits he has accrued under the Company's benefit plans and programs through the date of termination in accordance with their applicable terms.

(b) Termination for Cause, upon Disability or other than for Good Reason. During the Employment Period and thereafter, the Company may terminate Executive's



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Executive's employment for Cause or in the event of Executive's Disability, and Executive may terminate his employment for other than Good Reason. In such event, Executive shall only be entitled to receive the Base Salary, profit sharing and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

(c) Termination upon Death. Executive's employment will automatically terminate in the event of his death. In such event, Executive shall only be entitled to receive the Base Salary, profit sharing and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

(d) Exclusive Remedy. The amounts described in this Section 9 shall be Executive's exclusive remedy for any damages resulting from a termination of his employment for any reason.

(e) Definitions.  For purposes of this Agreement:

(i) 	The term "Cause" means any one of the following:

(A) Executive's indictment on or conviction of any felony or a misdemeanor involving fraud, dishonesty or moral turpitude,

(B) Executive's material breach of this Agreement, provided that such breach will not constitute Cause if Executive cures the breach within 10 days after delivery to the Executive of a written notice from the Chief Executive Officer specifying the breach,

(C) the willful and intentional material misconduct by Executive in the performance of his duties under this Agreement; provided, however, that an act shall not be considered willful for purposes of this Agreement if it is taken in good faith with the reasonable belief that it is in the best interests of the Company, or

(D) the willful or intentional failure by Executive to materially comply with a specific, lawful written directive of the Chief Executive Officer that is consistent with normal business practice and Executive's responsibilities under this Agreement;

The term "Disability" means a mental or physical illness or injury which renders Executive unable or incompetent to carry out the material job responsibilities or the material duties of Executive's position, with or without reasonable accommodation, and which is expected to last for a duration in excess of six months; and

(iii)	The term "Good Reason" means any one of the following events unless
Executive otherwise agrees in writing:

the Company reduces Executive's total annual planned compensation (Base Salary plus profit sharing);

(B)	the Company's material breach of this Agreement, provided that such breach will not constitute Cause if the Company cures the breach within 10 days after delivery to the Company of a written notice from Executive specifying the breach,

(C)	Executive is relocated to a primary work site located outside of a 50-
mile radius of his then current work site; or

(D)	Executive is assigned duties materially inconsistent with his position and duties described in this Agreement;

provided, however, that none of the above events will constitute Good Reason if the Company cures such event within 10 days after delivery of a written notice from Executive specifying the Good Reason.

10. MISCELLANEOUS.


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(a) Employee Agreement.  In return for the Company's agreement to employ him and its execution of this Agreement, Executive has agreed to enter into and will on the Commencement Date sign the Employee Agreement provided by the Company.

(b) Confirmation. By signing this Agreement, Executive confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Employment Period, he will not perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement.

(c) Enforcement. In the event of a dispute over the amounts payable under this Agreement, and if Executive shall prevail in such dispute, the Company shall reimburse Executive for the amount of his reasonable attorneys' fees and other expenses incurred in resolving such dispute.

(d) Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to Executive's employment by the Company and the other matters discussed herein, and it supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may not be amended or modified except by a written instrument executed by the parties.

(e) Currency and Taxes. All monetary amounts stated in this Agreement are expressed and shall be payable in United States dollars. The Company shall withhold from any amounts payable pursuant to this Agreement all federal, state and local taxes required by law to be withheld from such payments.

(f) Assignment; Successors. Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and beneficiaries, the Company and its successors and assignees.

(g) Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

(h) Governing Law/Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its or any other forum's choice of law principles. The parties agree that any litigation in any way relating to this Agreement or to Executive's employment with the Company, including but not limited to the termination of this Agreement or of Executive's employment, will be venued in the State of Minnesota, Ramsey County District Court, or the United States District Court for the District of Minnesota. Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

(i) Indemnification. Executive shall be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. Executive's rights under this Section 10(i) shall continue so long as Executive may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

3M Company                                    Executive

By    /s/ W. James McNerney, Jr.	      /s/ Richard F. Ziegler
      W. James NcNerney, Jr.                  Richard F. Ziegler
      Chief Executive Officer